Exhibit 99.1

ANTHEM REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

•	Fourth quarter GAAP net income was $4.63 per share, including net negative adjustment items of $0.51 per share. Adjusted net income was $5.14* per share.

•	Full year GAAP net income was $24.73 per share, including net negative adjustment items of $1.25 per share. Adjusted net income was $25.98* per share.

•	Fourth quarter operating revenue grew by 14.2% over the prior year quarter to $36.0 billion. Full year operating revenue grew 13.4% year-over-year to $136.9 billion.

•	Medical enrollment increased by 2.4 million members year-over-year and 303 thousand members in the fourth quarter to 45.4 million members.

•	Full year 2022 GAAP net income is expected to be greater than $26.75 per share. Adjusted net income is expected to be greater than $28.25* per share.

•	Quarterly dividend increased by greater than 13% to $1.28 per share.

Indianapolis, Ind. - January 26, 2022 - Anthem, Inc. (NYSE: ANTM) reported fourth quarter and full year 2021 results reflecting strong financial performance, including double-digit top and bottom line growth.

“2021 was another year of strong growth for Anthem as we continued our transformation from a health benefits company to a lifetime trusted partner in health,” said Gail K. Boudreaux, President and CEO. “We begin 2022 with ongoing momentum across all our businesses, and we’re confident in our ability to deliver earnings growth consistent with our long-term targeted range as we innovate for consumers and advance our digital platform for health. Anthem is uniquely positioned to achieve our purpose of improving the Health of Humanity thanks to our 98,000 dedicated employees and their unwavering commitment to the customers and communities we serve.”

*	Refer to GAAP reconciliation tables on page 15.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $4.63 per share in the fourth quarter, including net negative adjustment items of $0.51 per share. Adjusted net income was $5.14* per share. Full year GAAP net income was $24.73 per share, including net negative adjustment items of $1.25 per share. Adjusted net income was $25.98* per share. Adjusted net income per share for 2021 grew by 15.6% compared to 2020.

*	Please refer to the GAAP reconciliation tables on page 15.

Membership: Medical enrollment totaled approximately 45.4 million members as of December 31, 2021, an increase of 2.4 million, or 5.7 percent from the prior year quarter. Government Business enrollment increased by 2.2 million lives compared to the prior year quarter, primarily driven by organic growth in the Medicaid business, aided by the suspension of eligibility recertification efforts in our markets, the acquisition of MMM, the launch of HealthyBlue in North Carolina, and organic growth in our Medicare Advantage business. Commercial & Specialty Business enrollment increased by 249 thousand year over year primarily driven by strong risk-based membership growth, partially offset by in-group attrition in the group fee-based business.

During the fourth quarter of 2021, medical enrollment increased sequentially by 303 thousand driven by organic growth in the Medicaid business, and growth in Commercial risk-based and fee-based membership.

Operating Revenue: Operating revenue was $36.0 billion in the fourth quarter of 2021, an increase of $4.5 billion, or 14.2 percent, from the prior year quarter and 15.9 percent after adjusting for the repeal of the health insurance tax in 2021. Operating revenue for 2021 was $136.9 billion, representing 13.4 percent growth over 2020, and 15.0 percent growth after adjusting for the repeal of the health insurance tax in 2021. The increase for both the quarter and the full year was driven by higher premium revenue due to growth in Medicaid, Medicare and Commercial risk-based membership, and growth in pharmacy product revenue within IngenioRx, partially offset by the repeal of the health insurance tax.

Benefit Expense Ratio: The benefit expense ratio was 89.5 percent in the fourth quarter of 2021, an increase of 60 basis points versus the prior year quarter and a decrease of 90 basis points after adjusting for the repeal of the health insurance tax in 2021. Excluding the impact of the repeal of the health insurance tax, the decrease was primarily driven by the timing of Medicaid rate actions and reduced costs associated with COVID-related care. The benefit expense ratio was 87.5 percent for the full year of 2021, an increase of 290 basis points year-over-year and an increase of 140 basis points after adjusting for the repeal of the health insurance tax in 2021. Excluding the impact of the repeal of the health insurance tax, the increase was primarily driven by a smaller reduction in non-COVID healthcare utilization as compared to the prior year and an increase in costs associated with COVID-related care.

Medical claims reserves established at December 31, 2020 developed better than the Company’s expectations as of December 31, 2021, with the majority offset by rebates, risk-corridors and other related mechanisms.

Days in Claims Payable: Days in Claims Payable was 45.2 days as of December 31, 2021, a decrease of 1.6 days from September 30, 2021 and an increase of 1.8 days as compared to December 31, 2020.

SG&A Expense Ratio: The SG&A expense ratio was 11.7 percent in the fourth quarter of 2021, a decrease of 200 basis points from 13.7 percent in the fourth quarter of 2020. The decrease was primarily driven by growth in operating revenue and the repeal of the health insurance tax in 2021, partially offset by increased spend to support growth and business optimization charges taken in the fourth quarter of 2021. For the full year of 2021, the SG&A expense ratio was 11.6 percent, a decrease of 280 basis points from 14.4 percent in 2020. The decrease was primarily driven by growth in operating revenue, the repeal of the health insurance tax in 2021, and the absence of charges in 2021 for the BCBSA litigation accrual recognized in 2020 and reduced business optimization charges in 2021, partially offset by increased spend to support growth.

Operating Cash Flow: Operating cash flow was $1.7 billion, or 1.5 times net income in the fourth quarter of 2021, a decrease of $2.1 billion as compared to the prior year quarter. The year-on-year decrease was primarily driven by an increase in medical claims payable in the fourth quarter of 2020 compared with a slight decrease in the fourth quarter of 2021, and an increase in receivables. For the full year 2021, operating cash flow was $8.4 billion, or 1.4 times net income.

Share Repurchase Program: During the fourth quarter of 2021, the Company repurchased 1.3 million shares of its common stock for $522 million, at a weighted average price of $417.92. As of December 31, 2021, the Company had approximately $4.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the fourth quarter of 2021, the Company paid a quarterly dividend of $1.13 per share, representing a distribution of cash totaling $274 million.

On January 25, 2022, the Audit Committee of the Company’s Board of Directors declared a first quarter 2022 dividend to shareholders of $1.28 per share, an increase of over 13 percent from the quarterly dividend payment in the fourth quarter. On an annualized basis, the new quarterly dividend equates to $5.12 per share. The first quarter dividend is payable on March 25, 2022, to shareholders of record at the close of business on March 10, 2022.

Investment Portfolio & Capital Position: During the fourth quarter of 2021, the Company recorded net gains of $211 million. During the fourth quarter of 2020, the Company recorded net gains of $5 million. These amounts are excluded from adjusted earnings per share.

As of December 31, 2021, the Company’s net unrealized gain position in the investment portfolio was $648 million, consisting primarily of fixed maturity securities. As of December 31, 2021 cash and investments at the parent company totaled approximately $1.2 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has four reportable segments: Commercial & Specialty Business (comprised of Individual, Group risk-based, Group fee-based, and BlueCard businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx; and Other (comprised of the Diversified Business Group and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31				Twelve Months Ended December 31
	2021	2020	Change		2021	2020	Change
Operating Revenue
Commercial & Specialty Business	$9,905	$9,223	7.4%		$38,809	$36,699	5.7%
Government Business	21,912	18,763	16.8%		82,919	71,572	15.9%
IngenioRx	6,801	5,863	16.0%		25,431	21,911	16.1%
Other	2,693	1,780	51.3%		10,250	6,057	69.2%
Eliminations	(5,293)	(4,096)	29.2%		(20,466)	(15,431)	32.6%

Total Operating Revenue[1]	$36,018	$31,533	14.2%		$136,943	$120,808	13.4%
Operating Gain (Loss)[3]
Commercial & Specialty Business	$74	$123	(39.8)%		$2,753	$2,681	2.7%
Government Business	748	169	342.6%		3,061	2,444	25.2%
IngenioRx	427	363	17.6%		1,684	1,361	23.7%
Other	(61)	(50)	NM	[2]	(9)	(126)	NM	[2]

Total Operating Gain[1]	$1,188	$605	96.4%		$7,489	$6,360	17.8%
Operating Margin
Commercial & Specialty Business	0.7%	1.3%	(60)	bp	7.1%	7.3%	(20)	bp
Government Business	3.4%	0.9%	250	bp	3.7%	3.4%	30	bp
IngenioRx	6.3%	6.2%	10	bp	6.6%	6.2%	40	bp
Total Operating Margin[1]	3.3%	1.9%	140	bp	5.5%	5.3%	20	bp

1.	See “Basis of Presentation” on page 7 herein.
2.	“NM” = calculation not meaningful.
3.

Operating gain for the three and twelve months ended December 31, 2021 included $187 of charges related to business optimization plans; including $106 for Commercial & Specialty Business; $47 for the Government Business; $2 for IngenioRx; and $32 for the Other segment. Operating gain for the three months ended December 31, 2020 included $46 of charges related to business optimization; including $12 for Commercial & Specialty Business; $22 for the Government Business; $1 for IngenioRx; and $11 for the Other segment. Operating gain for the twelve months ended December 31, 2020 included $653 of charges related to business optimization; including $311 for Commercial & Specialty Business; $205 for the Government Business; $4 for IngenioRx; and $133 for the Other segment. Operating gain for the three months ended December 31, 2020 included a ($46) benefit related to the adjustment of a prior accrual for the BCBSA litigation settlement; including ($42) for Commercial and Specialty Business; and ($4) for the Government Business Division. Operating Gain for the twelve months ended December 31, 2020 included a $548 charge related to the BCBSA litigation settlement accrual; $524 for Commercial & Specialty Business; and $24 for the Government Business.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $74 million in the fourth quarter of 2021, a decrease of $49 million from $123 million in the fourth quarter of 2020. The decrease was driven by higher business optimization expenses in the fourth quarter of 2021, and the impact of the BCBSA litigation settlement accrual adjustment in the fourth quarter of 2020. Absent these items, which are excluded from our adjusted earnings, operating gain increased $87 million due to reduced net costs associated with COVID.

Government Business: Operating gain in the Government Business segment was $748 million in the fourth quarter of 2021, an increase of $579 million from $169 million in the fourth quarter of 2020. The increase was primarily attributable to the timing of Medicaid rate actions and membership growth in the Medicaid and Medicare businesses, including growth resulting from the acquisition of MMM.

IngenioRx: Operating gain was $427 million in the fourth quarter of 2021, an increase of $64 million, or 17.6 percent, from $363 million in the fourth quarter of 2020. The increase was driven by growth in members served by IngenioRx.

Other: The Company reported an operating loss of $61 million in the Other segment for the fourth quarter of 2021, compared with an operating loss of $50 million in the prior year quarter.

OUTLOOK

Full Year 2022:

•

GAAP net income is expected to be greater than $26.75 per share, including approximately $1.50 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $28.25* per share.

•

Medical membership is expected to be in the range of 45.6 - 46.2 million. Risk-based membership is expected to be in the range of 19.5 - 19.9 million. Fee-based membership is expected to be in the range of 26.1 - 26.3 million.

•	Operating revenue is expected to be approximately $152 billion, including premium revenue of approximately $130 billion.

•	Benefit expense ratio is expected to be in the range of 88.0% plus or minus 50 basis points.

•	SG&A ratio is expected to be 10.8% plus or minus 50 basis points.

•	Operating cash flow is expected to be greater than $6.9 billion.

•	Investment income is expected to be $1.1 billion.

•	Interest expense is expected to be $840 million.

•	Effective tax rate is expected to be between 22.0 - 24.0%.

•	Share count is expected to be between 243 - 244 million.

*	Refer to the GAAP reconciliation tables on page 15.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 15 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss the company’s fourth quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	800-570-8796 (Domestic Replay)
312-470-0178 (International)	203-369-3293 (International Replay)

The access code for today’s conference call is 3972058. The replay will be available from 11:30 a.m. EDT today, until the end of the day on February 25, 2022. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Stephen Tanal	Michelle Vanstory
Stephen.Tanal@anthem.com	Michelle.Vanstory@anthem.com

About Anthem, Inc.

Anthem is a leading health company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 118 million people, including more than 45 million within its family of health plans. Delivering health beyond healthcare, Anthem is expanding from being a partner in health benefits to a lifetime, trusted health partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	December 31, 2021	December 31, 2020	September 30, 2021	December 31, 2020	September 30, 2021
Medical Membership
Commercial & Specialty Business
Individual	759	680	769	11.6%	(1.3)%
Group Risk-Based	4,006	3,799	3,946	5.4%	1.5%

Commercial Risk-Based	4,765	4,479	4,715	6.4%	1.1%
BlueCard®	6,178	6,059	6,166	2.0%	0.2%
Group Fee-Based	19,395	19,551	19,370	(0.8)%	0.1%

Commercial Fee-Based	25,573	25,610	25,536	(0.1)%	0.1%

Total Commercial & Specialty Business	30,338	30,089	30,251	0.8%	0.3%
Government Business
Medicare Advantage	1,859	1,428	1,853	30.2%	0.3%
Medicare Supplement	952	933	947	2.0%	0.5%

Total Medicare	2,811	2,361	2,800	19.1%	0.4%
Medicaid	10,600	8,852	10,391	19.7%	2.0%
Federal Employees Health Benefits	1,625	1,623	1,629	0.1%	(0.2)%

Total Government Business	15,036	12,836	14,820	17.1%	1.5%

Total Medical Membership	45,374	42,925	45,071	5.7%	0.7%

Other Membership
Life and Disability Members	4,782	5,064	4,695	(5.6)%	1.9%
Dental Members	6,674	6,385	6,637	4.5%	0.6%
Dental Administration Members	1,491	1,316	1,486	13.3%	0.3%
Vision Members	8,031	7,536	7,974	6.6%	0.7%
Medicare Part D Standalone Members	438	413	438	6.1%	—%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended December 31
	2021	2020	Change
Revenues
Premiums	$30,769	$27,108	13.5%
Product revenue	3,525	2,899	21.6%
Administrative fees and other revenue	1,724	1,526	13.0%

Total operating revenue	36,018	31,533	14.2%
Net investment income	352	286	23.1%
Net gains on financial instruments	211	5	NM

Total revenues	36,581	31,824	14.9%
Expenses
Benefit expense	27,538	24,088	14.3%
Cost of products sold	3,070	2,522	21.7%
Selling, general and administrative expense	4,222	4,318	(2.2)%
Interest expense	200	191	4.7%
Amortization of other intangible assets	135	92	46.7%
Loss on extinguishment of debt	16	2	NM

Total expenses	35,181	31,213	12.7%

Income before income tax expense	1,400	611	129.1%
Income tax expense	275	60	358.3%

Net income	1,125	551	104.2%
Net loss attributable to noncontrolling interests	12	—	NM

Shareholders’ net income	$1,137	$551	106.4%

Shareholders’ net income per diluted share	$4.63	$2.19	111.4%

Diluted shares	245.5	251.1	(2.2)%
Benefit expense as a percentage of premiums	89.5%	88.9%	60	bp
Selling, general and administrative expense as a percentage of total operating revenue	11.7%	13.7%	(200	)bp
Income before income tax expense as a percentage of total revenue	3.8%	1.9%	190	bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Twelve Months Ended December 31
	2021	2020	Change
Revenues
Premiums	$117,373	$104,109	12.7%
Product revenue	12,657	10,384	21.9%
Administrative fees and other revenue	6,913	6,315	9.5%

Total operating revenue	136,943	120,808	13.4%
Net investment income	1,378	877	57.1%
Net gains on financial instruments	318	182	74.7%

Total revenues	138,639	121,867	13.8%
Expenses
Benefit expense	102,645	88,045	16.6%
Cost of products sold	10,895	8,953	21.7%
Selling, general and administrative expense	15,914	17,450	(8.8)%
Interest expense	798	784	1.8%
Amortization of other intangible assets	441	361	22.2%
Loss on extinguishment of debt	21	36	(41.7)%

Total expenses	130,714	115,629	13.0%

Income before income tax expense	7,925	6,238	27.0%
Income tax expense	1,830	1,666	9.8%

Net income	6,095	4,572	33.3%
Net loss attributable to noncontrolling interests	9	—	NM

Shareholders’ net income	$6,104	$4,572	33.5%

Shareholders’ net income per diluted share	$24.73	$17.98	37.5%

Diluted shares	246.8	254.3	(2.9)%
Benefit expense as a percentage of premiums	87.5%	84.6%	290	bp
Selling, general and administrative expense as a percentage of total operating revenue	11.6%	14.4%	(280	)bp
Income before income tax expense as a percentage of total revenue	5.7%	5.1%	60	bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,880	$5,741
Fixed maturity securities	26,267	23,433
Equity securities, current	1,881	1,559
Premium receivables	5,681	5,279
Self-funded receivables	4,010	2,849
Other receivables	3,749	2,830
Other current assets	4,603	4,060

Total current assets	51,071	45,751
Long-term investments:
Fixed maturity securities	632	562
Other invested assets	5,225	4,285
Property and equipment, net	3,919	3,483
Goodwill	24,228	21,691
Other intangible assets	10,615	9,405
Other noncurrent assets	1,617	1,438

Total assets	$97,307	$86,615

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$13,518	$11,359
Other policyholder liabilities	5,521	4,590
Unearned income	1,153	1,259
Accounts payable and accrued expenses	4,970	5,493
Short-term borrowings	275	—
Current portion of long-term debt	1,599	700
Other current liabilities	7,849	6,052

Total current liabilities	34,885	29,453
Long-term debt, less current portion	21,157	19,335
Reserves for future policy benefits	802	794
Deferred tax liabilities, net	2,652	2,019
Other noncurrent liabilities	1,683	1,815

Total liabilities	61,179	53,416

Shareholders’ equity
Common stock	2	3
Additional paid-in capital	9,148	9,244
Retained earnings	27,088	23,802
Accumulated other comprehensive (loss) income	(178)	150

Total shareholders’ equity	36,060	33,199
Noncontrolling interests	68	—

Total equity	36,128	33,199

Total liabilities and equity	$97,307	$86,615

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Twelve Months Ended December 31
	2021	2020
Operating activities
Net income	$6,095	$4,572
Adjustments to reconcile net income to net cash provided by operating activities:
Net gains on financial instruments	(318)	(182)
Depreciation and amortization	1,302	1,154
Deferred income taxes	173	(540)
Impairment of property and equipment	73	198
Share-based compensation	255	283
Changes in operating assets and liabilities:
Receivables, net	(2,138)	(256)
Other invested assets	(70)	(32)
Other assets	190	(283)
Policy liabilities	2,597	3,528
Unearned income	(113)	202
Accounts payable and other liabilities	719	1,978
Income taxes	140	72
Other, net	(541)	(6)

Net cash provided by operating activities	8,364	10,688
Investing activities
Purchases of investments	(18,669)	(19,492)
Proceeds from sale of investments	10,269	11,318
Maturities, calls and redemptions from investments	4,344	4,741
Changes in securities lending collateral	(956)	(849)
Purchases of subsidiaries, net of cash acquired	(3,476)	(1,976)
Purchases of property and equipment	(1,087)	(1,021)
Other, net	(63)	(45)

Net cash used in investing activities	(9,638)	(7,324)
Financing activities
Net proceeds from (repayments of) commercial paper borrowings	50	(150)
Net proceeds from (repayments of) short-term borrowings	275	(700)
Net proceeds from long-term borrowings	2,394	552
Changes in securities lending payable	956	849
Repurchase and retirement of common stock	(1,900)	(2,700)
Cash dividends	(1,104)	(954)
Proceeds from issuance of common stock under employee stock plans	203	176
Taxes paid through withholding of common stock under employee stock plans	(102)	(128)
Other, net	(349)	488

Net cash provided by (used in) financing activities	423	(2,567)
Effect of foreign exchange rates on cash and cash equivalents	(10)	7

Change in cash and cash equivalents	(861)	804
Cash and cash equivalents at beginning of period	5,741	4,937

Cash and cash equivalents at end of period	$4,880	$5,741

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
(In millions)	2021	2020	2019
	(Unaudited)
Gross medical claims payable, beginning of year	$11,135	$8,647	$7,266
Ceded medical claims payable, beginning of year	(46)	(33)	(34)

Net medical claims payable, beginning of year	11,089	8,614	7,232

Business combinations and purchase adjustments	420	339	—
Net incurred medical claims:
Current year	100,440	85,094	78,695
Prior years redundancies(1)	(1,703)	(637)	(500)

Total net incurred medical claims	98,737	84,457	78,195

Net payments attributable to:
Current year medical claims	88,156	74,629	70,294
Prior years medical claims	8,829	7,692	6,519

Total net payments	96,985	82,321	76,813

Net medical claims payable, end of year	13,261	11,089	8,614
Ceded medical claims payable, end of year	21	46	33

Gross medical claims payable, end of year*	$13,282	$11,135	$8,647

Current year medical claims paid as a percentage of current year net incurred medical claims	87.8%	87.7%	89.3%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	18.1%	8.0%	7.4%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	2.0%	0.8%	0.7%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
*	Excludes insurance lines other than short duration.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions, except per share data)	2021	2020	Change	2021	2020	Change
Shareholders’ net income	$1,137	$551	106.4%	$6,104	$4,572	33.5%
Add / (Subtract):
Net gains on financial instruments	(211)	(5)		(318)	(182)
Amortization of other intangible assets	135	92		441	361
Loss on extinguishment of debt	16	2		21	36
Business optimization charges	187	46		187	653
BCBSA litigation settlement	—	(46)		—	548
Transaction and integration related costs	19	22		54	49
Litigation expenses	27	6		42	40
Tax impact of non-GAAP adjustments	(49)	(31)		(120)	(360)

Net adjustment items	124	86		307	1,145

Adjusted shareholders’ net income	$1,261	$637	98.0%	$6,411	$5,717	12.1%

Shareholders’ net income per diluted share	$4.63	$2.19	111.4%	$24.73	$17.98	37.5%
Add / (Subtract):
Net gains on financial instruments	(0.86)	(0.02)		(1.29)	(0.72)
Amortization of other intangible assets	0.55	0.37		1.79	1.42
Loss on extinguishment of debt	0.07	0.01		0.09	0.14
Business optimization charges	0.76	0.18		0.76	2.57
BCBSA litigation settlement	—	(0.18)		—	2.15
Transaction and integration related costs	0.08	0.09		0.22	0.19
Litigation expenses	0.11	0.02		0.17	0.16
Tax impact of non-GAAP adjustments	(0.20)	(0.12)		(0.49)	(1.42)
Rounding impact	—	—		—	0.01

Net adjustment items	0.51	0.35		1.25	4.50

Adjusted shareholders’ net income per diluted share	$5.14	$2.54	102.4%	$25.98	$22.48	15.6%

Full Year 2022 Outlook
Shareholders’ net income per diluted share	Greater than $26.75
Add / (Subtract):
Amortization of other intangible assets	Approximately $2.15
Tax impact of non-GAAP adjustments	Approximately $(0.65)

Net adjustment items	Approximately $1.50

Adjusted shareholders’ net income per diluted share	Greater than $28.25

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions)	2021	2020	Change	2021	2020	Change
Reportable segments operating gain	$1,188	$605	96.4%	$7,489	$6,360	17.8%
Net investment income	352	286		1,378	877
Net gains on financial instruments	211	5		318	182
Interest expense	(200)	(191)		(798)	(784)
Amortization of other intangible assets	(135)	(92)		(441)	(361)
Loss on extinguishment of debt	(16)	(2)		(21)	(36)

Income before income tax expense	$1,400	$611	129.1%	$7,925	$6,238	27.0%

Anthem, Inc.

Financial Guidance Summary

(Unaudited)

	Full Year 2021 Actual	Full Year 2022 Outlook	Approximate Change
Year-End Medical Enrollment
Fee-Based	25,586	26,100 - 26,300	514k -714k
Risk-Based	19,788	19,500 - 19,900	(288k)-112k

Total	45,374	45,600 - 46,200	226k - 826k
Operating Revenue	$136.9 billion	$152 billion	Approximately $15.1 billion or 11.0%
Premium Revenue	$117.4 billion	$130 billion	Approximately $12.6 billion or 10.7%
Benefit Expense Ratio	87.5%	88.0% +/- 50 bps	50 bps +/- 50 bps
SG&A Expense Ratio	11.6%	10.8% +/- 50 bps	(80) bps +/- 50 bps
Operating Gain	$7.5 billion	Greater than $8.4 billion	Greater than $900 million or 12.0%
Other Pre-Tax Items:
Net Investment income	$1,378 million	$1,100 million	($278) million
Interest Expense	($798) million	($840) million	($42) million
Amortization of Intangible Assets	($441) million	($522) million	($81) million

Net Pre-Tax Expense	$139 million	($262) million	($401) million
Effective Tax Rate	23.1%	22.0% - 24.0%	(1.1%) - 0.9%
GAAP EPS	$24.73	Greater than $26.75	8.2% or better
Adjusted EPS	$25.98	Greater than $28.25	8.8% or better
Diluted Shares	246.8 million	243 - 244 million	(1.5%) - (1.1%)
Operating Cash Flow	$8.4 billion	Greater than $6.9 billion	($1.5) billion or better

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal, state and international law and regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; the impact of a cyber-attack or other cyber security breach resulting in unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; risks and uncertainties related to our pharmacy benefit management (“PBM”) business, including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; changes in tax laws; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; intense competition to attract and retain employees; risks associated with our international operations; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.